Exhibit 99.2

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

OF

TAE TECHNOLOGIES, INC.

Pursuant to Section 228 of the Delaware General Corporation Law

Pursuant to Section 228 of the Delaware General Corporation Law (as amended, the “DGCL”) and Article Fourth, Sections A.2, B.3.1 and B.3.3 of the Amended and Restated Certificate of Incorporation of the Company (as amended, restated or supplemented, the “Charter”) of TAE Technologies, Inc., a Delaware corporation (the “Company”), the undersigned (the “Consenting Holders”), constituting as of [●], 2026, the record date set by the board of directors of the Company (the “Company Board”), (a) the holders of a majority of the outstanding shares of common stock of the Company, $0.001 par value per share (the “Common Stock”), and the holders of a majority of the outstanding shares of preferred stock of the Company, $0.001 par value per share (the “Preferred Stock”), on an as-converted to Common Stock basis, voting together as a single class, (b) the holders of at least a majority of the outstanding shares of Preferred Stock, voting as a single class on an as-converted to Common Stock basis (the “Company Preferred Approval”), and (c) the holders of at least a majority of the outstanding shares of Common Stock held by the “Common Holders” (as defined in that certain Voting Agreement, dated as of August 27, 2024, as amended, by and among the Company, the Investors (as defined therein) and the Common Holders (as defined therein) (the “Voting Agreement”)) voting as a separate class (the votes or written consents specified in clauses (a), (b) and (c), the “Company Stockholder Approval”), hereby knowingly and voluntarily waive any notice rights to which the Consenting Holders may be entitled under the Charter or the DGCL and take the following actions by written consent (this “Written Consent”) effective as of the execution of this written consent by the Consenting Holders (the “Consent Effectiveness Time”). Capitalized terms used in this Written Consent (as defined below) but not defined shall have the meaning ascribed to them in that certain Agreement and Plan of Merger, dated as of December 18, 2025 (the “Merger Agreement”), by and among the Company, Trump Media & Technology Group Corp., a Florida corporation (“Parent”), and T Media Sub, Inc., a Florida corporation and wholly owned subsidiary of Parent (“Merger Sub”), a copy of which has been provided to the Consenting Holders and is attached hereto as Annex A.

Stockholder Approval

WHEREAS, the Company proposes to effect a transaction involving Parent, pursuant to the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, prior to the effective time of the Merger (as defined below) (the “Effective Time”), pursuant to Article Fourth, Section B.5.1(c) of the Charter and subject to the receipt of the affirmative vote or written consent of, (a) with respect to the Conversion (as defined below), the Company Preferred Approval and, (b) with respect to the adoption of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, Company Stockholder Approval, the Company shall cause each share of Preferred Stock that is issued and outstanding prior to the Effective Time to be converted into, as of immediately prior to the Effective Time, a number of shares of Common Stock at the then-effective conversion rate as calculated pursuant to Article Fourth, Sections B.4.1.1 and B.4.2 of the Charter (the “Conversion”);

WHEREAS, pursuant to the terms and subject to the conditions set forth in the Merger Agreement, following (i) receipt of the Company Preferred Approval and Company Stockholder Approval and (ii) completion of the Conversion, Merger Sub will merge with and into the Company (the “Surviving Corporation”), the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the Surviving Corporation and a wholly owned Subsidiary of Parent (the “Merger”);

WHEREAS, the Conversion and the Merger are intended to be treated for U.S. federal and applicable state and local income tax purposes as one or more “reorganizations” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Merger Agreement shall constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code;

WHEREAS, at the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (including any shares of Common Stock issued in the Conversion but excluding (A) any Common Stock owned by the Company, Merger Sub, Parent or any direct or indirect, wholly owned subsidiary of the Company or Parent and (B) any Common Stock which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares) (“Eligible Shares”) shall be converted automatically into and shall thereafter represent the right to receive a number of shares of validly issued common stock, par value $0.0001 per share, of Parent (such shares, collectively, the “Parent Common Stock” and, each, a “Parent Share”) equal to the “Per Share Merger Consideration” (as defined and set forth in Section 3.2(b) of the Merger Agreement), all Eligible Shares shall cease to be outstanding, shall cease to exist, and shall be cancelled and thereafter represent only the right to receive the Per Share Merger Consideration and the right to receive any dividends or other distributions thereon;

WHEREAS, the Company Board has unanimously (i) determined, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the DGCL, that it is advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”) to consummate the transactions contemplated by the Merger Agreement, including the Conversion, in which the outstanding shares of Preferred Stock will be converted into shares of Common Stock, and the Merger, in which the outstanding shares of Common Stock will be converted into the right to receive shares of validly issued Parent Common Stock, (ii) approved and declared advisable the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Conversion and the Merger, (iii) resolved to submit and recommend the adoption of the Merger Agreement and the approval of the transactions contemplated herein, including the Conversion and the Merger, to the Company Stockholders and (iv) directed that the Merger Agreement, the Conversion and the Merger be submitted to the Company Stockholders for adoption and approval;

WHEREAS, Parent has filed a Registration Statement on Form S-4 (the “S-4”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of the Parent Common Stock to be issued to the Company Stockholders in the Merger, which S-4 contains the Proxy Statement/Prospectus of Parent and the Consent Solicitation Statement of the Company;

WHEREAS, the S-4 has been declared effective by the SEC;

WHEREAS, the Board seeks this Written Consent, in lieu of a meeting of the Company Stockholders, to receive the Company Preferred Approval of the Conversion and the Company Stockholder Approval of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

WHEREAS, pursuant to Article Fourth, Sections B.2.3, B.3.3 and B.8 of the Charter, the principal terms of the Merger and the Conversion must be approved by the affirmative vote of the Company Preferred Approval;

WHEREAS, pursuant to Sections 251 and 252 of the DGCL, the principal terms of the Merger must be approved by the affirmative vote of a majority of the outstanding shares of Common Stock and Preferred Stock entitled to vote thereon;

WHEREAS, pursuant to Article Fourth, Section A.2 of the Charter, each holder of Common Stock is entitled to one vote for each share of Common Stock held by such holder;

WHEREAS, pursuant to Article Fourth, Section B.3.1 of the Charter, each holder of outstanding shares of Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of Common Stock into which such holder’s shares of Preferred Stock are convertible as provided under the Charter, and holders of Preferred Stock vote together with the holders of Common Stock as a single class on an as-converted to Common Stock basis; and

WHEREAS, pursuant to Section 228 of the DGCL and Section 2.10 of the Bylaws, the Company Stockholders may act by written consent, and the delivery of this Written Consent by the Consenting Holders will constitute an affirmative vote in favor of the matters addressed herein for the purposes of the affirmative vote of the Company Stockholders as required under Sections 251 and 252 of the DGCL.

NOW, THEREFORE, BE IT RESOLVED: that the Merger Agreement, as executed on December 18, 2025, and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, are hereby adopted, approved and ratified in all respects, in each case subject to such changes and modifications as the Authorized Officers (as defined below) may consider necessary or appropriate;

RESOLVED FURTHER, that the Conversion is hereby adopted, approved and ratified in all respects, to be effective immediately prior to (and contingent upon the occurrence of) the Effective Time;

RESOLVED FURTHER, that each Consenting Holder hereby acknowledges and agrees that the consideration payable to such Consenting Holder in the Merger is fair and reasonable to the Company and the Company Stockholders;

RESOLVED FURTHER, that each Consenting Holder acknowledges and agrees that such Consenting Holder has received and reviewed and understands the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger and the Conversion; and

RESOLVED FURTHER, that each Consenting Holder acknowledges and agrees that such Consenting Holder (a) has had the opportunity to ask representatives of the Company questions regarding the resolutions, agreements, consents and other provisions in this Written Consent, (b) that all such questions have been answered fully and to the satisfaction of such Consenting Holder and (c) that such Consenting Holder has had a reasonable amount of time and opportunity to consult with its financial, legal, tax and other advisors, if desired, before signing this Written Consent.

Waiver of Appraisal Rights

WHEREAS, that any Company Stockholder that neither votes in favor of nor consents to the Merger may, under certain circumstances and subject to the provisions of Section 262 of the DGCL (a copy of which is attached hereto as Annex B), exercise appraisal or dissenters’ rights under the DGCL to receive cash in an amount equal to the “fair value” of such Company Stockholder’s shares of the Company’s capital stock to which such Company Stockholder has exercised such appraisal or dissenters’ rights.

NOW, THEREFORE, BE IT RESOLVED: that each Consenting Holder, only with respect to such Consenting Holder, hereby (a) acknowledges and agrees that such Consenting Holder (i) received a copy of Section 262 of the DGCL and (ii) is aware of such Consenting Holder’s ability to seek appraisal and dissenters’ rights and request an appraisal of the fair value of shares of the Company’s capital stock held by such Consenting Holder under Section 262 of the DGCL, (b) acknowledges and agrees that by signing this Written Consent, such Consenting Holder adopts the Merger Agreement and approves the transactions contemplated thereby, including the Merger and the Conversion and (c) waives any appraisal and dissenters’ rights for such shares under the DGCL and any other applicable laws with respect to the Merger Agreement and the transactions contemplated thereby.

Drag-Along Right

WHEREAS, pursuant to Section 3.2 of the Voting Agreement, in the event that the “Selling Investors”, the “Electing Holders” (each as defined in the Voting Agreement), and the Board approve a “Sale of the Company” (as defined in the Voting Agreement), which approval specifies that Section 3 of the Voting Agreement (the “Drag-Along Right”) shall apply to such transaction, then the Company and each Company Stockholder party to the Voting Agreement has agreed to, among other things, vote all Shares (as defined in the Voting Agreement) in favor of, and approve, such Sale of the Company and the related definitive agreements pursuant to which the Sale of the Company is to be consummated and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company; and

WHEREAS, (a) pursuant to the terms of the Voting Agreement, the transactions contemplated by the Merger Agreement, including the Merger, qualifies as a Sale of the Company, (b) the undersigned stockholders desire that the Drag-Along Right apply to the Merger, and (c) the undersigned stockholders constitute the Selling Investors and the Electing Holders.

NOW, THEREFORE, BE IT RESOLVED, that the Drag-Along Right shall apply to the transactions contemplated by the Merger Agreement, including the Merger, and the approval of such transactions shall be deemed to include the Drag-Along Right for all purposes.

Deemed Liquidation Event Waiver

WHEREAS, Section B.2.3 of the Charter provides that if the capital stock of the of the Company outstanding immediately prior to the Merger is not, pursuant to the Merger, converted into or exchanged for capital stock of Parent representing, immediately following the Merger, a majority of the capital stock, by voting power, of Parent, the Merger shall constitute a Deemed Liquidation Event (as defined in the Charter) unless the holders of at least a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis (the “Requisite Holders”), elect otherwise by written notice at least ten days prior to the effective date of the Merger; and

WHEREAS, the undersigned stockholders constitute the Requisite Holders.

NOW, THEREFORE, BE IT RESOLVED, that the Requisite Holders hereby elect that the Merger shall not constitute a Deemed Liquidation Event and waive the application of Section B.2.3 of the Charter with respect to the Merger;

RESOLVED FURTHER, that this Written Consent shall constitute and satisfy the written notice required by Section B.2.3 of the Charter for the Requisite Holders to elect that the Merger shall not constitute a Deemed Liquidation Event; and

RESOLVED FURTHER, that the Requisite Holders hereby waive the ten day notice required by Section B.2.3.1 of the Charter with respect to the election that the Merger shall not constitute a Deemed Liquidation Event.

Waiver of Notice Requirements

RESOLVED FURTHER, that each Consenting Holder hereby irrevocably and unconditionally waives any and all notice and similar rights such Consenting Holder has, may have or had with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger and the Conversion, that are required under the Charter and or the Bylaws, as each may be amended from time to time, the DGCL or any other applicable law, or any agreement between such Consenting Holder and the Company.

Omnibus Resolutions

RESOLVED FURTHER, that the Chief Executive Officer, the Chief Financial Officer, the Chief Revenue Officer and the General Counsel of the Company (each an “Authorized Officer” and collectively, the “Authorized Officers”) are each hereby authorized and empowered, for and on behalf of the Company to take any and all such further action, to execute and deliver any and all such further agreements, instruments, documents, certificates, and communications, and to pay such expense, in the name and on behalf of the Company or such Authorized Officer, that such Authorized Officers deem necessary or advisable to effectuate the purposes and intent of the resolutions hereby adopted, the taking of such actions, the execution and delivery of such agreements, instruments, documents, certificates, or communications, and the payment of such expenses by any Authorized Officer, to be conclusive evidence of such approval and the approval of the Consenting Holders, without the necessity of further approval of the Consenting Holders;

RESOLVED FURTHER, that the actions taken by this Written Consent shall have the same force and effect as if taken at a meeting of the Company Stockholders, duly called and constituted pursuant to the DGCL, the Charter and the Bylaws;

RESOLVED FURTHER, that any and all actions taken by the directors and officers of the Company to carry out the purposes and intent of the foregoing resolutions prior to their adoption are approved, ratified, and confirmed; and

RESOLVED FURTHER, that signatures to this Written Consent transmitted by facsimile or by electronic mail in .pdf form or by any other means of electronic transmission shall be deemed original signatures for all purposes, and such execution and transmission shall be considered valid, binding and effective for all purposes.

[Signature page follows]

This Written Consent shall be effective as of the Consent Effectiveness Time. By executing this Written Consent, each undersigned Consenting Holder is giving written consent with respect to all shares of the Company’s capital stock held by such Consenting Holder in favor of the above resolutions. This Written Consent may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one action. Any copy, facsimile, or other reliable reproduction of this Written Consent may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used. To the extent permissible under the DGCL and any other applicable law, each Consenting Holder hereby waives any and all notice requirements applicable to, or triggered by, the Merger Agreement and the transactions contemplated thereby under applicable law or that are contained in (a) the Charter, (b) the Bylaws or (c) any agreement between the Company and such Consenting Holder or under applicable law. This Written Consent shall be filed with the minutes of the proceedings of the stockholders of the Company.

CONSENTING HOLDER:

By:
Name:
Title:

Date:

[Signature Page to Written Consent]

Annex A

Merger Agreement

[See attached]

Annex B

Section 262 of the Delaware General Corporation Law

[See attached]